EXHIBIT 99.1

United Fire Reports Second-Quarter 2010 Results

  Net income of 58 cents per diluted share for the second quarter of 2010, compared with net loss of 20 cents per diluted share for the second quarter of 2009
  Book value per share increased $1.47 to $26.82 since December 31, 2009

CEDAR RAPIDS, Iowa, July 26, 2010 (GLOBE NEWSWIRE) -- United Fire & Casualty Company (Nasdaq:UFCS) today reports our financial results for the second quarter and first six months of 2010.

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
(In Thousands Except Shares and			Change			Change
Per Share Data)	2010	2009	%	2010	2009	%
Revenue Highlights
Net premiums earned	$ 117,082	$ 119,671	(2.2)	$ 231,390	$ 237,992	(2.8)
Net investment income	28,291	27,359	3.4	56,259	50,630	11.1
Total revenues	148,014	134,046	10.4	293,139	272,309	7.6
Income Statement Data
Net income (loss)	$ 15,394	$ (5,334)	388.6	$ 34,786	$ (2,064)	NM
Net realized investment gains (losses)	1,525	(8,550)	117.8	3,297	(10,817)	130.5
Operating income (1)	13,869	3,216	331.3	31,489	8,753	259.8
Per Share Data
Diluted earnings (loss) per share	$ 0.58	$ (0.20)	390.0	$ 1.32	$ (0.08)	NM
Net realized investment gains (losses)	0.05	(0.32)	115.6	0.13	(0.41)	131.7
Diluted operating income per share (1)	0.53	0.12	341.7	1.19	0.33	260.6
Catastrophe Data
Pre-tax catastrophe losses (1)	$ 7,570	$ 7,131	6.2	$ 10,726	$ 10,108	6.1
Effect on after-tax earnings	0.19	0.17	11.8	0.26	0.25	4.0
Effect on combined ratio	7.2%	6.5%	10.8	5.2%	4.6%	13.0

Book value per share				26.82	24.56	9.2
Cash dividends declared per share				0.30	0.30	--
Diluted weighted average shares outstanding	26,400,174	26,611,241	(0.8)	26,415,057	26,621,982	(0.8)
NM = not meaningful
(1) The Non-GAAP Financial Measures section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.

Improved claims experience and reduced investment write-downs contribute to profitable second quarter

"We are pleased with our second-quarter results, posting two profitable quarters in a row this year, which is more typical of our historical results," said President and CEO Randy Ramlo. "In the second quarter and first half of 2010, we benefited from improved claims experience and reduced investment write-downs, as compared with the same periods of 2009.

"Our catastrophe losses from severe weather in the second quarter and first six months of 2010 were comparable to last year for the same periods, which was in line with our expectations for the year. Also, losses related to Hurricane Katrina through the first six months of 2010 were significantly lower than the same prior-year period.

"During the second quarter, we made substantial progress in resolving the remaining lawsuits related to Hurricane Katrina. All in all, we are satisfied with the outcome of these lawsuits, which have been settled within the range of our expectations. We believe our remaining reserves for Hurricane Katrina-related litigation are adequate.

"In the property and casualty segment, our net premiums written were down in both the second quarter and first six months of 2010. However, we have continued to manage our expenses well, with our expense ratio improving 1.3 percentage points for the six months ended June 30, 2010.

"Soft-market conditions in the insurance industry continue to restrict our growth, while the weak state of the economy has been the main driver of our strained premium writings, forcing some of our insured businesses to either cut back or close their doors.

"Despite these market challenges, we produced an underwriting gain of $6.1 million in the second quarter and $14.5 million in the first half of 2010. We continue to look for opportunities to grow our book of business, but we believe current market conditions are not suitable for aggressive growth strategies.

"Our life insurance segment also had a decent quarter, despite the fact that writing annuity business has been challenging for us due to the narrowing of interest rate spreads. We reported increases in sales of our traditional life insurance business, which is in line with our strategy to better balance our mix of traditional life insurance, universal life insurance and annuities.

"Finally, like everyone, we have watched the tragedy in the Gulf of Mexico unfold. Though we insure homes and businesses in the Gulf Coast region, including Louisiana and Texas, we do not believe we have any material exposure at this time to the oil spill in the Gulf of Mexico."

Consolidated Investment Results

  Net investment income increased 3.4 percent in the second quarter of 2010 and 11.1 percent in the first six months of 2010, as compared with the same periods of 2009. The growth in annuity sales last year contributed to the increase in our invested assets and net investment income, in spite of historically low interest rates and declining dividends from our equity portfolio.
  Realized investment gains were $2.3 million in the second quarter of 2010 and $5.1 million in the first six months of 2010, compared with realized investment losses of $13.2 million in the second quarter of 2009 and $16.6 million in the first six months of 2009. The recovery in our investment portfolio is attributable to a significant reduction in other-than-temporary impairment charges, which totaled $.1 million in the second quarter of 2010 and $.5 million in the first six months of 2010 versus $13.6 million in the second quarter of 2009 and $18.1 million in the first six months of 2009. We incurred substantial other-than-temporary impairment charges in 2009 as a result of the financial crisis experienced by the economy.
  Unrealized investment gains totaled $90.9 million as of June 30, 2010, an increase of $8.4 million or 10.2 percent since December 31, 2009. An increase in the value of our fixed maturity portfolio was the primary factor for the rise in unrealized investment gains. However, this increase was somewhat offset by a decrease in the value of our equity portfolio, as the equity markets experienced a decline in the second quarter of 2010.

Property and Casualty Insurance Segment

For the six-month period ended June 30, 2010, premium revenues for our property and casualty insurance segment were generated from approximately 91 percent commercial lines business and 9 percent personal lines business. Our top five states for direct premiums written were Iowa, Texas, Missouri, Louisiana and Illinois.

Property & Casualty Insurance Financial Results:	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2010	2009	2010	2009
Revenues
Net premiums written (1)	$ 117,099	$ 120,413	$ 224,223	$ 235,062
Net premiums earned	$ 105,396	$ 109,458	$ 207,375	$ 218,672
Investment income, net of investment expenses	9,003	9,082	17,640	15,130
Realized investment gains (losses)	(721)	(7,631)	1,455	(8,348)
Other income	75	17	17	45
Total Revenues	$ 113,753	$ 110,926	$ 226,487	$ 225,499

Benefits, Losses and Expenses
Losses and loss settlement expenses	$ 68,253	$ 86,394	$ 131,881	$ 168,673
Amortization of deferred policy acquisition costs	25,482	26,244	49,525	53,142
Other underwriting expenses	5,567	7,475	11,521	13,926
Disaster charges and other related expenses, net of recoveries	7	(188)	(16)	(546)
Total Benefits, Losses and Expenses	$ 99,309	$ 119,925	$ 192,911	$ 235,195

Income (loss) before income taxes	14,444	(8,999)	33,576	(9,696)
Federal income tax expense (benefit)	3,020	(5,216)	6,076	(7,777)
Net income (loss)	$ 11,424	$ (3,783)	$ 27,500	$ (1,919)

GAAP combined ratio:
Net loss ratio (without catastrophes)	57.6%	71.9%	55.8%	66.8%
Hurricane Katrina litigation - effect on net loss ratio	--	0.5	2.6	5.7
Other catastrophes - effect on net loss ratio	7.2	6.5	5.2	4.6
Net loss ratio	64.8%	78.9%	63.6%	77.1%
Expense ratio (2)	29.4	30.8	29.4	30.7
Combined ratio	94.2%	109.7%	93.0%	107.8%

Statutory combined ratio: (1)
Net loss ratio (without catastrophes)	57.6%	71.9%	55.8%	66.8%
Hurricane Katrina litigation - effect on net loss ratio	--	0.5	2.6	5.7
Other catastrophes - effect on net loss ratio	7.2	6.5	5.2	4.6
Net loss ratio	64.8%	78.9%	63.6%	77.1%
Expense ratio	30.3	28.6	30.5	29.2
Combined ratio	95.1%	107.5%	94.1%	106.3%
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.
(2) We have excluded disaster charges and other related expenses, net of recoveries, from the GAAP expense ratio. These charges resulted from flood damage at our home office and hurricane damage at our Gulf Coast regional office in 2008.

Net premiums written declined in the three-month and six-month periods ended June 30, 2010, as compared with the same periods of the prior year. This is due primarily to the weak economy, as some of our current and prospective commercial policyholders are forced to reduce staff, cut vehicle fleets and, in some cases, go out of business. Also limiting our ability to grow is sustained soft-market conditions in the insurance industry, with continued downward pressure on pricing. Our pricing levels were flat in our commercial lines business, while our personal lines pricing levels increased slightly. To overcome these market challenges, our underwriters continue to focus on writing good business at an adequate price, preferring quality over volume. In the three-month and six-month periods ended June 30, 2010, we were able to retain approximately 80 percent of our personal and commercial lines book of business, which was in line with our retention goals.

  Losses and loss settlement expenses decreased 21.0 percent in the second quarter of 2010 and 21.8 percent in the first six months of 2010, as compared with the same periods in 2009. This is due to an improvement in our noncatastrophe claims experience and a reduction in our Hurricane Katrina development:
  Noncatastrophe claims experience – our claims frequency decreased slightly in the six months ended June 30, 2010, as compared with the same prior-year period, which is a trend in the industry that we expect to level off. We also experienced a decrease in claims severity in the first six months of 2010, as compared with the same period of 2009.
  Hurricane Katrina – we had no adverse development from Hurricane Katrina claims litigation in the second quarter of 2010, compared with $.5 million in the second quarter of 2009. For the six months ended June 30, 2010, losses and loss settlement expenses related to Hurricane Katrina were $5.4 million, versus $12.4 million in the first six months of 2009.
  GAAP combined ratio improved by 15.5 percentage points in the second quarter of 2010 and 14.8 percentage points in the first six months of 2010, as compared with the same prior-year periods. This is due primarily to the aforementioned decrease in our losses and loss settlement expenses.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the six-month period ended June 30, 2010, our top five states for business were Iowa, Wisconsin, Illinois, Nebraska and Minnesota.

Life Insurance Financial Results:	Three Months Ended June 30,		Six Months Ended June 30,
(In Thousands)	2010	2009	2010	2009
Revenues
Net premiums written (1)	$ 11,650	$ 7,266	$ 23,962	$ 13,463
Net premiums earned	$ 11,686	$ 10,213	$ 24,015	$ 19,320
Investment income, net of investment expenses	19,288	18,277	38,619	35,500
Realized investment gains (losses)	3,067	(5,522)	3,617	(8,293)
Other income	220	152	401	283
Total Revenues	$ 34,261	$ 23,120	$ 66,652	$ 46,810

Benefits, Losses and Expenses
Losses and loss settlement expenses	$ 4,504	$ 4,164	$ 9,239	$ 7,963
Increase in liability for future policy benefits	7,375	5,874	13,765	9,262
Amortization of deferred policy acquisition costs	2,575	2,551	5,048	5,059
Other underwriting expenses	3,013	2,495	5,866	4,530
Interest on policyholders' accounts	10,647	10,397	21,448	20,169
Total Benefits, Losses and Expenses	$ 28,114	$ 25,481	$ 55,366	$ 46,983

Income (loss) before income taxes	6,147	(2,361)	11,286	(173)
Federal income tax expense (benefit)	2,177	(810)	4,000	(28)
Net income (loss)	$ 3,970	$ (1,551)	$ 7,286	$ (145)
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

As part of our long-term strategy for profitability, we are emphasizing the marketing of our traditional life insurance products, primarily single premium whole life, to our independent life insurance agents to achieve a more balanced product mix. Sales growth of our single premium whole life product is the primary reason for the following increases:

  Net premiums earned increased 14.4 percent in the second quarter of 2010 and 24.3 percent in the first six months of 2010, as compared with the same periods of 2009.
  Increase in liability for future policy benefits increased 25.6 percent in the second quarter of 2010 and 48.6 percent in the first six months of 2010, as compared with the same periods of 2009.

Our life insurance segment also experienced the following:

  Losses and loss settlement expenses increased 8.2 percent in the second quarter of 2010 and 16.0 percent in the first six months of 2010, as compared with the same prior-year periods, reflecting a rise in both annuity benefits and life insurance death benefits.
  Other underwriting expenses increased 20.8 percent in the second quarter of 2010 and 29.5 percent in the first six months of 2010, as compared with the same prior-year periods, due largely to an increase in agent commissions that resulted from the increase in premiums written for our single premium whole life and universal life products.
  Annuity deposits decreased 71.1 percent in the second quarter of 2010 and 72.0 percent in the first six months of 2010, as compared with the same periods of 2009. In 2009, we experienced a significant increase in our annuity sales, as consumers in a troubled economy sought products with guaranteed rates of return. In the second quarter and first six months of 2010, annuity sales have decreased, as consumers who perceive a recovering economy are choosing to surrender their annuities and reinvest the funds in products with greater risk and potentially greater returns. Annuity deposits are not recorded as a component of net premiums written or net premiums earned; however, they do generate investment income.
  Net cash outflow related to our annuity business was $.5 million in the second quarter of 2010 and$1.6 million in the first six months of 2010 versus a net cash inflow of $37.2 million in the second quarter of 2009 and $56.6 million in the first six months of 2009. The net cash outflow is attributable to the decline in annuity deposits and annuitant withdrawals.

Share Repurchase Program

In the second quarter of 2010, United Fire repurchased 46,800 shares of our common stock for $.9 million at an average cost of $19.90 per share. In the first six months of 2010, we repurchased 213,076 shares of our common stock for $3.7 million at an average cost of $17.31 per share. As of June 30, 2010, the book value per share of our common stock is $26.82 and we are authorized to purchase an additional 303,078 shares of common stock under our Share Repurchase Program, which expires in August 2011.

Supplemental Information

For information supplemental to this release, please visit the Investor Relations section of our website at www.unitedfiregroup.com. Select "Financial Information" and then "Quarterly Results."

About United Fire & Casualty Company

Founded in 1946, United Fire & Casualty Company is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $248.2 million through the first six months of 2010, and our market capitalization was $521.7 million at June 30, 2010.

We are represented by professional independent insurance agents throughout the country, predominantly in the Midwest, West and South. Our complete line of products includes commercial insurance (approximately 91 percent of property and casualty premiums written), surety bonds, personal insurance and life insurance.

United Fire is rated A (Excellent) by A.M. Best Company. In addition, United Fire was named a "Top 10 Ease of Doing Business Performer" for 2009 in Deep Customer Connections Inc.'s (DCC) seventh annual Ease of Doing Business (EDB) survey. As part of the survey, more than 8,700 independent agents and brokers assessed the performance of over 250 property and casualty carriers. They rated the importance of 11 EDB factors, ranging from underwriting responsiveness and handling claims promptly to acting with the agency's needs in mind. DCC specializes in helping property and casualty carriers achieve profitable growth by making it easy for their agents to work with them. DCC's EDB Index® is an industry benchmark of carriers' EDB performance.

Our subsidiary, United Life Insurance Company, has been named to the Ward's 50 Life & Health Insurance Companies for five consecutive years (2006-2010).

For more information about United Fire, visit www.unitedfiregroup.com.

The United Fire & Casualty Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7089

Statutory Financial Measures

United Fire and its subsidiaries are required to file financial statements based on statutory accounting principles in each of the states where our insurance companies are domiciled and licensed to conduct business. Management analyzes financial data and statements that are prepared in accordance with statutory accounting principles rather than U.S. GAAP.

The following definitions of key statutory measures are provided for our readers' convenience. United Fire does not reconcile data prepared under statutory accounting principles to those prepared under U.S. GAAP because Regulation G does not require reconciliation to U.S. GAAP of data prepared under a system of regulation of a government or governmental authority or self-regulatory organization that is applicable to the registrant.

Premiums written is a measure of our overall business volume. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts. Premiums written is an important measure of business production for the period under review.

(In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net premiums written	$ 128,749	$ 127,679	$ 248,185	$ 248,525
Net change in unearned premium	(11,695)	(8,079)	(16,881)	(10,369)
Net change in prepaid reinsurance premium	28	71	86	(164)
Net premiums earned	$ 117,082	$ 119,671	$ 231,390	$ 237,992

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the "net loss ratio") and the underwriting expense ratio (the "expense ratio").

When prepared in accordance with U.S. GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.

When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

Statutory surplus is the excess of admitted assets, those recognized and accepted by the state insurance laws to determine solvency, over liabilities.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income (loss) is net income (loss) excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net income (loss)	$ 15,394	$ (5,334)	$ 34,786	$ (2,064)
After-tax realized investment (gains) losses	(1,525)	8,550	(3,297)	10,817
Operating income	$ 13,869	$ 3,216	$ 31,489	$ 8,753
Diluted earnings (loss) per share	0.58	(0.20)	1.32	(0.08)
Diluted operating income per share	0.53	0.12	1.19	0.33

Catastrophe losses utilize the designations of the Insurance Services Office ("ISO") and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is a single unpredictable incident or series of closely related incidents causing severe insured losses that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. We also include as catastrophes those events we believe are, or will be, material to our operations, either in amount or in number of claims made. Management at times may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation, such as Hurricane Katrina. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
ISO catastrophes	$ 7,545	$ 7,135	$ 15,924	$ 21,148
Less Hurricane Katrina loss development	--	(498)	(5,351)	(12,442)
ISO catastrophes without Hurricane Katrina	$ 7,545	$ 6,637	$ 10,573	$ 8,706
Non-ISO catastrophes	25	494	153	1,402
Total catastrophes	$ 7,570	$ 7,131	$ 10,726	$ 10,108

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will continue," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A "Risk Factors" of our annual report on Form 10-K for the year ended December, 31, 2009, filed with the SEC on March 1, 2010 and in our report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 3, 2010. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

CONTACT:  United Fire & Casualty Company
          Randy A. Ramlo, President/CEO
          Dianne M. Lyons, Vice President/CFO
          319-399-5700